Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS THIRD QUARTER 2026
FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATES

Phase 3 SONATA-HCM study substantially overenrolled; top-line data expected Q1 2027

Positive STENO1 safety data strengthens benefit-risk profile for ZYNQUISTA® NDA resubmission

Phase 1 clinical development of LX9851 ongoing by Novo

Conference call and webcast at 8:30 am ET

The Woodlands, Texas, November 5, 2026 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a leading cardiometabolic biopharmaceutical company, today reported financial results for the three months ended September 30, 2026, and provided an update on key corporate milestones and accomplishments.

“This quarter brought Lexicon into sharper focus as a cardiometabolic company and has positioned us to approach 2027 with strong momentum and multiple near-term potential catalysts and paths to value creation,” said Mike Exton, Ph.D., Lexicon’s chief executive officer and director. “Most notably, we completed enrollment in SONATA-HCM and are encouraged by the overall baseline characteristics of the study population, which we believe reflect a broad and clinically relevant spectrum of patients with symptomatic HCM. Together with our planned ZYNQUISTA NDA resubmission and the continued advancement of LX9851 by Novo, these achievements have positioned Lexicon for what we believe will be an important and catalyst-rich period for the company."

"As we prepare for several important milestones across our portfolio, we remain focused on investing prudently to support execution and position the Company for long-term success,” said Scott Coiante, Lexicon’s chief financial officer. “We believe our current financial position enables us to advance our key strategic priorities, including SONATA-HCM and the planned ZYNQUISTA NDA resubmission, while continuing to evaluate opportunities to unlock additional value across the portfolio."

Third Quarter 2026 Business and Pipeline Highlights

Sotagliflozin
Sotagliflozin is a unique oral dual inhibitor of sodium-glucose cotransporter types 1 and 2 (SGLT1 and SGLT2) and has been studied in approximately 20,000 patients across multiple cardiometabolic indications. Sotagliflozin is commercially available in the U.S. for heart failure as INPEFA®.

Hypertrophic Cardiomyopathy (HCM)
•Enrollment has been completed in SONATA-HCM, a pivotal Phase 3 placebo-controlled study in patients with symptomatic obstructive (oHCM) and non-obstructive (nHCM) hypertrophic cardiomyopathy. The trial enrolled a total of 542 patients across both nHCM and oHCM, substantially exceeding its planned enrollment.
•Baseline patient characteristics included demographics generally consistent with prior HCM studies of other agents, meaningful representation of both nHCM and oHCM patients and a mean baseline KCCQ-CSS of 59, reflecting considerable symptom burden at study entry. The primary efficacy endpoint will assess improvement in symptoms for the entire population.
•Lexicon continues to expect topline results in the first quarter of 2027.

•Two studies of sotagliflozin will be presented at the 2026 American Heart Association (AHA) Scientific Sessions in Chicago, November 6–9, providing new insights into its potential effects on thrombus formation as well as myocardial function in HCM, including findings from living human HCM heart tissue.

Type 1 Diabetes (T1D) (ZYNQUISTA®)
•Lexicon remains focused on bringing ZYNQUISTA to market for glycemic control in adults with T1D, a patient population for which there are no treatment options beyond insulin.
•STENO1, a third-party funded, investigator-initiated study of sotagliflozin being conducted by the STENO Diabetes Center (Denmark) has achieved the patient exposure and safety data requirements agreed upon with the U.S. Food and Drug Administration (FDA) to support resubmission of the Company's New Drug Application (NDA).
•Positive safety data showed low rates of DKA comparable to standard of care in STENO1, complementing the efficacy results in the Phase 3 inTandem program.
•Data preparation and administrative work is now being completed to support a high-quality NDA resubmission, anticipated in the first quarter of 2027.

Viatris License for All Indications Ex-U.S. and Ex-Europe
•Lexicon continues to support licensee Viatris in its regulatory filings and commercial strategy for sotagliflozin outside of the U.S. and Europe.
•Viatris has obtained regulatory approval for heart failure in the United Arab Emirates and Bahrain and has submitted applications for regulatory approval for heart failure in several other markets, including Saudi Arabia, Canada, Australia, New Zealand, Mexico, Singapore, Oman, Thailand, Turkey, Malaysia, Philippines and Kuwait.

LX9851
LX9851 is a first-in-class, non-incretin, oral, small molecule inhibitor of acyl-CoA synthetase 5 (ACSL5) in development by licensee Novo for obesity and associated metabolic disorders.

Obesity and Associated Cardiometabolic Disorders
•In March 2026, Novo initiated a Phase 1 study investigating single and multiple ascending doses of LX9851 compared to placebo in overweight or obese people.
•In August 2026, Lexicon earned a third $10 million milestone payment in 2026 from Novo following the achievement of a key patient dosing milestone.
•With the achievement of this milestone, Lexicon has now earned $75 million of the $1 billion in potential upfront, development, regulatory and commercial milestone payments available under the collaboration. Lexicon is also eligible for tiered royalties on net sales of LX9851.

Pilavapadin (LX9211)
Discovered using Lexicon’s unique approach to gene science and target identification, pilavapadin is a potent, once-daily, orally delivered, selective, investigational small molecule inhibitor of adapter protein-2–associated kinase 1 (AAK1). Lexicon identified AAK1 as a promising approach for the treatment of neuropathic pain and is exploring its potential in other indications including obesity.

Diabetic Peripheral Neuropathic Pain (DPNP)
•Pilavapadin has the potential to be the first oral, non-opioid drug therapy approved in neuropathic pain in more than 20 years.
•Following the results of the Phase 2 PROGRESS study in 2025, the FDA has raised no objections to the advancement of pilavapadin into Phase 3 development, which would include two placebo-controlled, 12-week, two arm registrational studies comparing the 10 mg daily dose to placebo. The primary endpoint of the Phase 3 studies would be the change in average daily pain score (ADPS) from baseline to Week 12.

Obesity and Additional Indications
•Lexicon continues to explore additional indications for pilavapadin and recently generated preclinical data that demonstrates significant reduction in body weight from baseline when administered both as monotherapy and in combination with semaglutide.
•Lexicon continues to explore strategic opportunities to maximize the global potential of this investigative therapy.

Third Quarter 2026 Financial Highlights

Revenues: Total revenues were $11.3 million for the third quarter of 2026, consisting primarily of $10.0 million of development milestone revenue from our license agreement with Novo and net sales of INPEFA of $1.2 million. Total revenues for the third quarter of 2025 were $14.2 million, consisting of $13.2 million of licensing revenue recognized from our license agreement with Novo and net sales of INPEFA of $1.0 million.

Research and Development (R&D) Expenses: Research and development expenses for the third quarter of 2026 decreased to $16.2 million from $18.8 million for the corresponding period in 2025, reflecting lower external research expenses due to completion of our PROGRESS Phase 2b clinical trial in 2025 partially offset by higher SONATA-HCM Phase 3 clinical trial expense in 2026.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the third quarter of 2026 increased to $9.5 million from $7.6 million for the corresponding period in 2025. The increase in 2026 reflects higher employee benefit costs and pre-commercialization expenses.

Net Loss: Net loss for the third quarter of 2026 was $14.0 million, or $0.03 per share, as compared to a net loss of $12.8 million, or $0.04 per share, in the corresponding period in 2025. For the third quarters of 2026 and 2025, net loss included non-cash, stock-based compensation expense of $3.4 million for each of the periods.

Cash, Investments and Restricted Cash: As of September 30, 2026, Lexicon had $183.2 million in cash and investments, as compared to $125.2 million in cash, investments, and restricted cash as of December 31, 2025. The increase in cash and investments primarily reflects net proceeds of $96.2 million from the sale of common and preferred stock in February 2026 partially offset by net cash used in operations.

Conference Call and Webcast Information
Lexicon management will hold a live conference call and webcast today at 8:30 am ET / 7:30 am CT to review its financial and operating results and to provide a general business update. A live audio webcast of the call can be accessed by visiting the Events page of the Company’s investor relations website at https://investors.lexpharma.com/. Participants who wish to ask a question may register here to receive dial-in numbers and a unique pin to join the call. An archived version of the webcast will be available on the website for 30 days.

About Lexicon Pharmaceuticals
Lexicon Pharmaceuticals is a biopharmaceutical company pursuing novel medicines for patients with serious cardiometabolic diseases. Building on a proven legacy in genetic target discovery, Lexicon is advancing a clinical pipeline in areas of significant and often underserved need, with programs in hypertrophic cardiomyopathy (HCM), type 1 diabetes (T1D), obesity and other related metabolic conditions. Lexicon is committed to developing differentiated therapies that can be integrated broadly into clinical practice, with the goal of expanding treatment options for patients. Its capabilities extend from early-stage target discovery through clinical development and commercialization, strategically paired with high-impact collaborations to maximize the global reach of its medicines.

For additional information, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the commercialization of its approved products and the clinical development of regulatory filings for, and potential therapeutic and commercial potential of its other drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize its approved products, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of its other drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its approved products and other drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$1,181	$1,008	$2,951	$3,592
Licensing and milestone revenue	10,000	13,154	30,000	40,698
Royalties and other revenue	69	20	93	20
Total revenues	11,250	14,182	33,044	44,310
Operating expenses:
Cost of sales	79	10	226	73
Research and development, including stock-based
compensation of $1,424, $1,832, $4,177 and $5,026, respectively	16,204	18,757	46,403	49,806
Selling, general and administrative, including stock-based
compensation of $1,959, $1,612, $5,620 and $4,656, respectively	9,462	7,602	28,446	28,562
Total operating expenses	25,745	26,369	75,075	78,441
Loss from operations	(14,495)	(12,187)	(42,031)	(34,131)
Interest and other expense	(1,132)	(2,155)	(5,331)	(6,308)
Interest and other income	1,622	1,573	4,888	5,628
Loss on early extinguishment of debt	—	—	(4,349)	—
Net loss	$(14,005)	$(12,769)	$(46,823)	$(34,811)

Net loss per common share, basic and diluted	$(0.03)	$(0.04)	$(0.11)	$(0.10)

Weighted average common shares outstanding, basic and diluted	444,956	363,399	427,780	362,927

	As of	As of
Consolidated Balance Sheet Data	September 30, 2026	December 31, 2025
(In thousands)
Cash and investments	$183,203	$96,230
Restricted cash	—	29,000
Property and equipment, net	1,556	1,863
Goodwill	44,543	44,543
Total assets	242,021	184,987
Current portion of long-term debt	—	4,595
Long-term debt, net	51,894	49,408
Accumulated deficit	(2,064,406)	(2,017,583)
Total stockholders' equity	163,845	107,538

For Media Inquiries:
Dave Belian
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.com

For Investor Inquiries:
Lisa DeFrancesco
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.commailto:lexinvest@lexpharma.com